Exhibit 10.17

SECOND AMENDMENT TO PATENT SUBLICENSE AGREEMENT

This agreement is entered into this      day of March 2009 by and between Osmotics Corporation (“Osmotics”) and Ceragenix Pharmaceuticals, Inc. (“Ceragenix”) (collectively the “Parties”).

WHEREAS, on August 15, 2006, the Parties entered into a certain sublicense agreement (the “Sublicense Agreement”) covering rights conveyed to Ceragenix from the Regents of the University of California for Barrier Repair Technology;

WHEREAS, the Sublicense Agreement provided Ceragenix with the option to acquire from Osmotics, Triceram®, a non prescription product using the Barrier Repair Technology;

WHEREAS, in November 2007, Ceragenix entered into an exclusive supply and distribution agreement with Dr. Reddy’s Laboratories, Inc. (the “DRL Agreement”) for the commercialization of EpicCeram®. Among other things, the DRL Agreement required Ceragenix to exercise the purchase option for Triceram® by November 14, 2008;

WHEREAS, on January 11, 2008, Ceragenix loaned to Osmotics $50,000 pursuant to a promissory note bearing interest at 9.5% per annum due no later than April 11, 2008 (the “Promissory Note”);

WHEREAS, the Promissory Note provided Ceragenix the option to apply the unpaid Promissory Note balance to the purchase price of Triceram®;

WHEREAS, on April 11, 2008, the Promissory Note was amended to extend the maturity date of the note to November 16, 2008 and required that the outstanding principal and accrued interest balance be applied to the purchase price of Triceram;

WHEREAS, on April 11, 2008, the Parties amended the Sublicense Agreement (the “First Amendment”) to modify the payment terms for Triceram® to a 12 month note bearing interest at 9.5% per annum with accrued interest due and payable in a lump sum with the last principal payment;

WHEREAS, Ceragenix did not exercise its purchase option for Triceram® by November 14, 2008, and as a result, the Promissory Note remains unpaid with an outstanding principal and accrued interest balance of $28,332 as of February 28, 2009; and

WHEREAS, Ceragenix wishes to revise the payment terms for exercising the Triceram® purchase option.

NOW, THEREFORE, in exchange for full and fair consideration, the Parties agree to make the following amendment to the Sublicense Agreement.

Section 2.03(b) of the Sublicense Agreement shall now state the following “The Exercise Price shall be $487,668 .” ($516,000 less the outstanding balance of the Promissory Note of $28,332)

Section 2.03(c)(i) of the Sublicense Agreement shall now state the following “On the Transfer Date, the balance owed for the Exercise Price shall be converted into a note bearing interest at 9.5% per annum. The first payment under the note shall be in the amount of $16,202 and due on March 15, 2009. Monthly installments of $10,000 per month shall commence on April 1, 2009, until such time that Ceragenix receives in aggregate $3,500,000 in Net Proceeds. Net Proceeds are defined as proceeds received from a single (or multiple) debt or equity financing transactions (gross proceeds less commissions and any other capitalized offering costs) combined with any upfront or milestone payments received from licensing or commercialization transactions for its Ceragenin technology. For purposes of this agreement, Net Proceeds for Ceragenin transactions shall exclude licensing fees payable to Brigham Young University and mandatory payments required under Ceragenix’s convertible debt agreements. After receiving $3,500,000 in Net Proceeds, the monthly installment under the note shall be increased to $40,000. In the event of a change in control of Ceragenix and either one half of the then existing Board members are replaced or the Chief Executive Officer or Chief Financial Officer are replaced, or Ceragenix receives at least $10,000,000 in Net Proceeds, then the outstanding balance of the note shall become immediately due and payable.”

Section 2.03(c)(ii) of the Sublicense Agreement shall now state “Osmotics shall cease all sales of Triceram® except for sales to Korea which shall continue until such time that EpiCeram® becomes commercially available in Korea.”

Section 2.03(c)(iii) of the Sublicense Agreement shall now state “Osmotics shall be allowed to sell through existing Triceram® inventory on hand to existing customers but shall be prohibited from any future manufacture or marketing of Triceram® other than for sales in Korea.”

Section 3.01 (a) requiring Osmotics to pay Ceragenix ½ of the License Maintenance Fee is deleted.

Section 3.01 (b) of the Sublicense Agreement shall now state the following “Osmotics agrees to pay Ceragenix a royalty of 5% of net sales (as defined in the UCSF Agreement).”

Section 4.04 requiring Osmotics to equally bear the cost of maintenance of the patents is hereby deleted.

OSMOTICS CORPORATION	CERAGENIX PHARMACEUTICALS

By:	By:

Francine Porter, CEO	Jeffrey Sperber, Chief Financial Officer

(On behalf of Board of Directors)